Exhibit 10.11

May 14, 2004

Michael Kline

23 Wrangler Lane

Bell Canyon, CA 91307

Dear Michael:

ReachLocal, Inc. (the “Company”) is pleased to offer you employment on the following terms subject to your signed approval below, which, together with all exhibits hereto, shall constitute the entire Employment Agreement between the Company and yourself.

•	Effective Date: Your effective date will be July 1, 2004.

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Position / Role: You shall serve in the dual role of Chief Operating Officer and Vice President Product Development and Management, reporting to the Company CEO. You shall have the authority, function, duties, powers, and responsibilities normally associated with those positions.

•	Compensation: The Company will pay you a starting base salary at the rate of $180,000 per year (“Base Salary”), payable in accordance with the Company’s normal payroll procedures.

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Stock Options & Restricted Stock: Any stock options or restricted stock owned by you prior to the Effective Date shall be governed by the terms of their respective agreements and shall not be affected by the terms of this agreement. The Board of Directors may, at its sole discretion, provide additional stock options and/or restricted stock based on certain business and personal objectives being met.

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Benefits: Beginning on your start date, you will be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company’s senior executives or its employees generally, as such programs may be in effect from time to time, including without limitation, medical, dental, hospitalization, short-term and long-term disability and life insurance plans. If the Company does not offer its employees a medical or dental plan, you will be entitled to be reimbursed up to $1,200 monthly for medical and/or dental insurance premiums — covered by COBRA or otherwise — provided that you provide documentation for said premiums within two weeks of the close of every month. You will accrue up to fifteen (15) vacation days per year in accordance with Company policies and procedures effective your first day of employment and you will be eligible for up to five (5) sick days per year effective on your start date.

•	Termination: (a) Should the Company choose to terminate your employment for any reason other than Cause, then the Company will provide the following:

(i) the Company will continue to pay you your Base Salary for a period of up to three (3) months following the termination of your employment if said termination occurs before December 31, 2004. Your Base Salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures.

The Company will pay your monthly premium under COBRA until the earlier of the close of the three-month period following the termination of your employment or the expiration of your continuation coverage under COBRA. If the Company does not have a medical or dental plan, Company will continue to reimburse you for those expenses on a monthly basis at the rate you were paying at the time of termination.

(ii) the Company will continue to pay you your Base Salary for a period of up to six (6) months following the termination of your employment if said termination occurs after December 31, 2004. Your Base Salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures.

The Company will pay your monthly premium under COBRA until the earlier of the close of the six-month period following the termination of your employment or the expiration of your continuation coverage under COBRA. If the Company does not have a medical or dental plan, Company will continue to reimburse you for those expenses on a monthly basis at the rate you were paying at the time of termination.

No severance benefits will be paid unless you (a) sign a general release of claims of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (b) have returned all requested Company property.

(b) Should the Company choose to terminate your employment for “Cause”, then the Company will pay you only the compensation, benefits and expense reimbursements that you have earned under this Agreement before the effective date of the termination.

“Cause” shall be defined as: (i) Unauthorized use or disclosure of the Company’s confidential information or trade secrets to the material detriment of the Company, (ii) Material breach of any agreement between you and the Company, to the material detriment of the Company and the failure to correct such breach within 10 days of written notice, (iii) A material failure to comply with the Company’s written policies or rules, to the material detriment of the Company and the failure to correct such failure within 10 days, (iv) Conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, to the material detriment of the Company, (v) Gross misconduct to the detriment of the Company.

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Change of Control: In the event of a Change in Control of the Company, then the Company may elect to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving corporation. If your employment is terminated by the acquiring company then you will receive severance as if you were terminated.

•	Consultant Services Agreement: Both Company and you agree that the Consultant Services Agreement entered into between Company and you on September 30, 2003 shall terminate on your start date.

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Other: For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. You will also be required to sign the Company’s Employment, Confidential Information, and Invention Assignment Agreement, a copy of which is attached hereto as Attachment A. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Zorik Gordon within three (3) business days of this letter’s date. A duplicate of this letter is enclosed for your records. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to working with you.

Sincerely,

ReachLocal, Inc.

/s/ Zorik Gordon
Zorik Gordon
President and CEO

I hereby accept employment with ReachLocal on the terms set forth in this offer letter. I acknowledge that this letter, along with the agreement relating to proprietary rights between myself and the Company, set forth the terms of my employment with ReachLocal. I acknowledge that no promises, representations or commitments have been made to me concerning my employment with ReachLocal other than those set forth in this offer letter.

ACCEPTED AND AGREED TO this 14th day of May 2004:

/s/ Michael Kline
Michael Kline